Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hancock Whitney Corporation on Form S8 No. 333-05081, 333-185731, and 333-258295 of our report dated June 26, 2024, on our audit of the financial statements of Hancock Whitney Corporation 401(k) Savings Plan as of December 31, 2023, and for the year ended and supplemental schedule as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 26, 2024